Exhibit (h)(2)

SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of made as of July 30, 2014 and effective as of 12:00 a.m. September 8, 2014, between ISI Inc., a Delaware corporation (the “Administrator”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Administrator provides administration services to the funds listed in Appendix A, hereto (the “Funds”), each of which is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Administrator wishes to retain ALPS to provide certain sub-administration services to the Funds and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

a)
The Administrator hereby appoints ALPS to provide the sub-administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Funds or the Administrator in any way or otherwise be deemed an agent of the Funds or the Administrator.

b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event and except as otherwise set forth herein, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Administrator shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

a)
In consideration for the services to be performed hereunder by ALPS, the Administrator shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Administrator and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Administrator originally provided to ALPS.

b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund or Administrator personnel. Other Fund expenses incurred shall be borne by the Funds or the Funds’ investment advisers, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Funds’ directors; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

a)
Advice of the Funds and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Administrator or, as applicable, the Funds’ investment advisers, custodian or other service providers.

b)
Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Funds, the Funds’ investment advisers or ALPS, at the option of ALPS).

c)
Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Administrator or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Administrator with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Administrator. Upon request, ALPS will provide the Administrator with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Administrator agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Administrator or the Funds’ investment advisers, custodian or other service providers;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates;

(iii)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party; provided however, that ALPS shall have policies, procedures and systems in place intended to mitigate losses and damages to the Administrator and/or the Funds, should such events occur, and ALPS shall take reasonably appropriate actions to mitigate such losses or damages.

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)	loss of data or service interruptions caused by equipment failure; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Administrator.

c)
ALPS shall indemnify and hold harmless the Funds, the Administrator, the Funds’ investment advisers and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.
Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Administrator recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Funds. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Administrator, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Administrator. The Administrator shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided by ALPS to the Administrator at the Administrator’s expense. ALPS shall assist the Administrator, the Funds’ independent auditors, or, upon approval of the Administrator, any regulatory body, in any requested review of the Funds’ accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.
Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and their current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Administrator, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Funds. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

8.
Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Administrator a certification to such effect no less than annually or as otherwise reasonably requested by the Administrator. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Administrator.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Funds’ prospectuses and statements of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Funds’ advisor or sub-advisor, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Funds’ Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Administrator. ALPS will report violations, if any, to the Funds and the Funds’ Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Administrator agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Funds or the Advisors of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Funds’ advisor or sub-advisor, as applicable, with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Administrator that:

a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.	Representations and Warranties of the Administrator. The Administrator represents and warrants to ALPS that:

a)	It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware;

b)	It has the requisite power and authority under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

c)
(i) the execution, delivery and performance of this Agreement by Administrator does not breach, violate or cause a default under any agreement, contract or instrument to which Administrator or the Funds are a party or any judgment, order or decree to which the Administrator or the Funds are subject; (ii) the execution, delivery and performance of this Agreement by the Administrator has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Administrator, this Agreement will be a valid and binding obligation of the Administrator;

d)
Any Fund officer positions filled by ALPS’ personnel shall be covered by such Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Administrator shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers cease to serve as officers of the Fund on substantially the same terms as such coverage is provided for the Fund’s other officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund’s officers (but for a period of no less than six years). The Administrator shall cause the Fund to provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated;

e)
Any Fund officer positions filled by ALPS’ personnel are named in the Fund’s corporate resolutions and are subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers;

f)	The Funds are corporations duly organized, existing and in good standing under the laws of the State of Maryland;

g)	The Funds are investment companies properly registered with the SEC under the 1940 Act;

h)
The Funds’ registration statements have been filed and will be effective and remain effective during the term of this Agreement. As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Funds offer or sell their shares have been made. Notwithstanding anything in this Agreement to the contrary, the Administrator agrees to notify ALPS of any modifications to the Funds’ registration statements or adoption of any policies which would affect materially the obligations or responsibilities of ALPS hereunder and to proceed with such modifications only upon receipt of prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

11.
Documents. The Administrator has furnished or will furnish ALPS, on behalf of each Fund upon request, copies of the Fund’s Articles of Incorporation, advisory agreement(s), custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Administrator shall furnish to ALPS, within a reasonable time period, a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Administrator shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Funds with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties. ALPS and the Administrator shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Administrator shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Funds’ right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Funds may deem advisable, such right being in all respects absolute and unconditional.

13.
Liaison with Accountants. ALPS shall act as a liaison with the Funds’ independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Funds. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Administrator.

14.
Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Administrator, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

a)
Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof, except as otherwise set forth in the Sub-Administration Letter Agreement between International Strategy and Investment, Inc. and ALPS of even date herewith.

b)
Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 15(c) hereof.

c)
Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Administrator may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused a Fund to violate, in any material respect, any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by a Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

d)
Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Administrator or as otherwise directed by the Administrator (at the expense of the Administrator in the event of a termination by the Administrator or a non-renewal termination by ALPS pursuant to Section 15(b), above) all records and other documents made or accumulated in the performance of its duties for the Administrator hereunder within 120 days of the termination of the Agreement. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such notice of termination at the contractual rate for up to 120 days, provided that the Administrator uses all reasonable commercial efforts to appoint such replacement on a timely basis. In accordance with its obligations under this Agreement, ALPS will use commercially reasonable efforts to help facilitate the orderly transfer of Fund records to a successor Administrator. In no event will ALPS be required to assist any new service or system provider in modifying or altering ALPS’s or the new agent’s system or software.

e)
Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Administrator. Additionally, ALPS will assess a fee of up to $12,000 for its de-conversion services, unless ALPS is terminated for cause pursuant to Section 15(c) above.

16.
Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the prior written consent of ALPS, or by ALPS without the prior written consent of the Administrator.

17.
Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Administrator:
ISI, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attention: Carrie Butler.

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ISI, INC.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh, President
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

Total Return US Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.

APPENDIX B

SERVICES

Fund Sub-Administration

Prepare annual and semi-annual financial statements utilizing templates for standard layout and coordinate printing and mailing to shareholders

Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2

File Form N-PX

Host annual audits and cooperate with, and take all reasonable actions to ensure that all necessary information is made available to the Funds’ independent public accountants in connection with the preparation of any audit or report requested by the Funds

Provide monthly investment restriction compliance monitoring support and reporting

Calculate monthly SEC standardized total return performance figures

Prepare required reports for quarterly Board meetings and special meetings of the Directors and coordinate with Fund counsel and proxy solicitor/tabulator with respect to preparation of materials in connection with meeting of Company’s shareholders

Monitor expense ratios

Maintain budget vs. actual expenses

Manage Fund invoice approval and bill payment process

Assist with placement of fidelity bonds and directors and officers/errors and omissions insurance policies and make all necessary filings regarding fidelity bonds and directors and officers/errors and omissions insurance policies for the Funds in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Directors of the Funds

Coordinate reporting to outside agencies including Morningstar, etc.

Assist the Funds in the handling of routine regulatory examinations of the Funds and work closely with the Funds’ legal counsel in response to any non-routine regulatory matters

Fund Accounting

Calculate daily NAVs utilizing prices obtained from independent pricing services or, if unavailable, from a Fund’s investment adviser or a Fund’s Board approved designee, consistent with the Funds’ pricing and valuation policies

Review daily NAV calculations and dividend factors (if any) and transmit daily NAVs and yields to NASDAQ, Transfer Agent and other third parties, as applicable

Calculate net income and administer all disbursements for each Fund, and as appropriate, compute dividends payable, dividend factors, yields, performance, durations and weighted average portfolio maturity, expense ratios, and portfolio turnover rates

Reconcile cash and investment balances with the custodian. Provide daily cash balances for each Fund.

Support preparation of financial statements

Prepare and maintain required Fund Accounting records in accordance with the 1940 Act

Determine unrealized appreciation and depreciation on securities held by the Funds

Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by a Fund

Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments

Post Fund transactions to appropriate categories

Accrue expenses of the Funds

Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions, and (3) income and expense accounts

Provide other periodic reports as ALPS and the Administrator shall mutually agree upon

Legal

Review and update registration statements, including prospectuses and statements of additional information, annually; Prepare supplements to the Prospectuses and Statements of Additional Information for the Funds

Coordinate standard layout, printing, and mailing of prospectuses; Prepare summary prospectuses, subject to the assessment of additional fees associated with document linking to comply with summary prospectus rule

Provide legal review of SEC financial filings

Coordinate EDGARization and filing of documents, including XBRL renderings

Prepare, compile and mail board materials

Prepare the agenda and resolutions for all requested Board of Directors and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Company’s shareholder meetings and prepare minutes of such meetings

Maintain general Board calendars and regulatory filings calendars

Maintain copies of the Funds’ Articles of Incorporation and By-laws

Maintain and coordinate Blue Sky registration, to include utilizing ClearSky Service to prepare or facilitate preparation of such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of a Company as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to a Fund’s shares with state securities authorities, monitor the sale of Fund shares for compliance with state securities laws, and file with the appropriate state securities authorities the compliance filings as may be necessary or convenient to enable a Fund to make a continuous offering of its shares

In conjunction with the Funds’ legal counsel, maintain awareness of significant emerging regulatory and legislative developments that may affect the Funds, update the Board and investment adviser on those developments, and provide related planning assistance where requested or appropriate.

Tax

Calculate dividend and capital gain distribution rates and make recommendation regarding dividends and distributions Prepare ROCSOP and required tax designations for Annual Report

Prepare and coordinate filing of income and excise tax returns* (Audit firm to sign all returns as paid preparer)

Prepare and mail annual Forms 1099 and Forms 5498 to shareholders, with a copy to the Internal Revenue Service

Calculate/monitor book-to-tax differences

Provide quarterly Subchapter M compliance monitoring and reporting

Provide tax re-allocation data for shareholder 1099 reporting

*The Funds’ independent auditors provide review & sign-off on excise distributions and income and excise tax returns. ALPS shall not analyze or investigate information or returns for foreign tax filings. In the event the independent auditors require ALPS to perform a foreign capital gain analysis, ALPS reserves the right to charge the Funds for the foreign capital gain analysis, subject to an agreement by ALPS and the Administrator. State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Funds.

Fund CCO Assurance & Support

Provide Quarterly Compliance 38a-1 Representations

Provide Online Access to ALPS Policies and Procedures

Perform Regulatory Monitoring and Updates

12b-1 Administration

Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent

Account for separation of shareholder investments from transaction sale charges for purchase of Company shares

Calculate fees due under 12b-1 plans for distribution and marketing expenses

Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Company

Special Reports and Services

ALPS may provide additional special reports upon the request of the Fund or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

ALPS shall perform such other services on behalf of the Funds that are mutually agreed upon by the parties from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties; provided, however that the Administrator may retain third parties to perform such other services. Such services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies and proxy statements.